EVANS
                   Notice of Annual Meeting of Stockholders
                            To Be Held July 21, 1998

      To the Stockholders of Evans, Inc.:

            The 1998 Annual Meeting to Stockholders of Evans, Inc. will be held at One First National Plaza, 57th Floor, Chicago, Illinois, 60603 on Tuesday, July 21, 1998, at 10:00 a.m., Central Daylight Time, for the following purposes:

         1. To elect two Class I directors to serve until the 2001 Annual Meeting of Stockholders and one Class II director to serve until the 1999 Annual Meeting of Stockholders.

         2. To ratify the selection of Coopers & Lybrand LLP as the independent auditors for the Company for the fiscal year ending February 27, 1999.

         3. To consider and transact such other matters as may properly come before the meeting or any adjournments thereof.

      Only stockholders of record at the close of business on June 1, 1998 are entitled to notice of and to vote at the meeting or any adjournments thereof. A list of such stockholders will be kept at the office of the Secretary at 36 South State Street, Chicago, Illinois, during the ten days prior to the meeting.

                                    By Order of the Board of Directors,

                                            SAMUEL B. GARBER
                                                 Vice President,
                                           General Counsel and Secretary

      Chicago, Illinois
      June 18, 1998


                             YOUR VOTE IS IMPORTANT

      YOU ARE URGED TO COMPLETE, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY CARD IN THE ENCLOSED SELF-ADDRESSED POSTAGE-PAID ENVELOPE REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING.

                                      EVANS
                              36 SOUTH STATE STREET
                             CHICAGO, ILLINOIS 60603

                                 Proxy Statement
                                       for
                       1998 Annual Meeting of Stockholders
                                  July 21, 1998

      This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Evans, Inc. (the "Company") of proxies for use at the Annual Meeting of Stockholders of the Company to be held at One First National Plaza, 57th Floor, Chicago, Illinois 60603 on Tuesday, July 21, 1998 at 10:00 a.m. Central Daylight Time for the purposes set forth in the Notice of Annual Meeting of Stockholders. The approximate mailing date of this material is June 19, 1998.

      Shares represented by valid proxies in the form enclosed which are received prior to the Annual Meeting will be voted in accordance with the directions contained therein. Any proxy returned without specification as to any matter will be voted in accordance with the recommendation of the Board of Directors. A stockholder who attends the Meeting may vote in person rather than by proxy if he so desires. A stockholder may revoke his proxy at any time before it is exercised.

VOTING SECURITIES

      The close of business on June 1, 1998 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. On such date, the Company had outstanding 5,050,245 shares of Common Stock (not including 1,283,190 shares held in its treasury), each of which is entitled to one vote on all matters voted upon at the Annual Meeting. Under Section 216 of the Delaware General Corporation Law and the Company's By-laws, a majority of the shares of the Company's Common Stock, present in person or represented by proxy, shall constitute a quorum for purposes of the Meeting. In all matters other than the election of directors, the affirmative vote of the majority of shares present in person or represented by proxy at the Meeting and entitled to vote on the subject matter shall be the act of the shareholders. Directors shall be elected by a plurality of the votes present in person or represented by proxy at the Meeting and entitled to vote on the election of directors. Abstentions are treated as votes against a proposal and broker non-votes have no effect on the vote. Abstentions and broker non-votes are counted for purposes of determining a quorum.

PRINCIPAL STOCKHOLDERS

      The following table sets forth the Common Stock of the Company owned as of June 1, 1998 by persons who were known by the Company to own beneficially more than 5% of the Company's outstanding Common Stock.

                                          Amount of
            Name and Address              Beneficial
            of Beneficial Owner           Ownership              Percent

D.B.
Meltzer......................................1,071,720 (1)         21.2
  36 South State Street
  Chicago, IL  60603

Peter Cundill & Associates (Bermuda), Ltd.
 ...............................................678,811 (2)         13.4
  Clarendon House
  Church Street
  Hamilton, Bermuda

Dimensional Fund Advisors, Ltd.
 ...............................................476,400 (3)          9.4
  1299 Ocean Avenue
  Santa Monica,  CA  90401
------

(1)Including (a) 160,200 shares held in trust for benefit of Mr. Meltzer, with the trustee and Mr. Meltzer having shared voting and investment power and (b) an option to acquire 40,000 shares.

(2)As reported in Schedule 13D filed by said firm on May 14, 1998 with the Securities and Exchange Commission which report reflects sole voting power as to 133,400 shares, shared voting power as to 383,854 shares, sole dispositive power as to 383,854 shares and shared dispositive power as to 294,957 shares.

(3)As reported in Schedule 13G dated February 9, 1998 filed by said firm with the Securities and Exchange Commission which report reflects sole voting power as to 291,700 shares, shared voting power as to 184,700 shares and sole dispositive power as to all shares.

1.  ELECTION OF DIRECTORS

      The Company's Restated Certificate of Incorporation provides for the classification of the Board of Directors into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year. Unless otherwise instructed, the enclosed proxy will be voted to elect Robert K. Meltzer and Ernest R. Wish as Class I directors for a term of three years expiring at the 2001 Annual Meeting of Stockholders and Samuel B. Garber as a Class II director for a term of one year expiring at the 1999 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. If any of the nominees should become unavailable, such proxy will be voted for a substitute nominee or nominees proposed by the Board of Directors. Management does not anticipate that any nominee will become unavailable.

      The following table provides information concerning each Director and nominee for election as a Director, and except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to the shares of Common Stock shown as beneficially owned by them.

                                                     Amount and
                                           Year      Nature of
                                          First      Beneficial   Percentage of
           Name and                       Became     Ownership    Outstanding
      Principal Occupation (1)     Age   Director    June 1, 1998 Common Stock
     ------------------------      ---   --------   -----------  ------------
Nominees to serve until the 2001 Annual Meeting
of Stockholders (Class I)
Robert K.
Meltzer............................44   1981          238,144 (2)        4.7
  President and Chief Executive Officer
Ernest R.
Wish...............................67   1994           39,168 (3)         .8
  Chairman, Wish Residential Management, Inc.
  (a real estate management firm)

Nominee to serve until the 1999 Annual Meeting
of Stockholders (Class II)
Samuel B. Garber...................63   1998           87,000 (4)        1.7
  Vice President, General Counsel and Secretary


Continuing Directors Having a Term of Office Expiring
at the 1999 Annual Meeting of Stockholders (Class II)
Dennis S. Bookshester..............59   1991           34,694 (3)         .7
  Chairman of the Board of Directors of Cutanix Corp.
  (a skin care research company) Director, Fruit of the
  Loom, Inc., Playboy Enterprises, Inc.,  Sundance
  Homes, Inc., Arthur Treacher's, Inc.
Edmond D. Cicala...................72   1996           34,694 (3)         .7
  President, Edmond Enterprises, Inc., (a retail consulting firm); Director, National Commerce
  Bancorp., Proffitt's. Inc.

Continuing Directors Having a Term of Office Expiring
at the 2000 Annual Meeting of Stockholders (Class III)
Gwendolyn L. Hatten-Butler.........42   1995           34,694 (3)         .7
  Managing Director, Bear, Stearns & Co. Inc.
    (an investment banking firm)
David B.
Meltzer............................69   1960        1,071,720 (5)(6)    21.2
  Chairman of the Board
Harold Sussman(7)..................88   1963          161,000 (2)(8)     3.2
  Retired Executive Vice President
  of the Company

Allofficers and directors as a group (11 persons)
                                                    1,702,614           33.7
---------

(1) Each director has been an officer of the Company, or has been principally employed in the capacity stated, for the past five years, with the exception of Gwendolyn L. Hatten-Butler, Dennis S. Bookshester and Ernest R. Wish. Ms.
   Hatten-Butler was Senior Capital Advisor, SEI Corporation 1992 to 1994, since May 1994, Associate Director, Bear, Stearns & Co. Inc and since October, 1997 Managing Director, Bear, Stearns & Co. Mr. Bookshester was an independent business consultant from 1992 to January, 1997 and was President and CEO of H20, L.P. from February, 1997 to July, 1997, and from July, 1997 is Chairman of the Board of Directors of Cutanix Corp. Mr.
   Wish was a business consultant from 1992 to 1993, City Clerk, City of Chicago, September 1993 through April, 1995, Director of Revenue, City of Chicago, July, 1995 to December, 1996, and Chairman, Wish Residential Management, Inc., since December, 1996.
(2) Includes an option to acquire 50,000 shares and 2,000 shares held as custodian for the benefit of Mr.Meltzer's children of which beneficial interest is disclaimed.  Robert K. Meltzer is the son of D. B. Meltzer.
(3) Includes an option to acquire 10,000 shares. (4) Includes an option to acquire 75,000 shares. (5) Includes an option to acquire 40,000 shares. (6) See (1) under "Principal Stockholders" above.
(7)  Mr. Sussman is married to the sister of the late A.L. Meltzer, father of
 D. B. Meltzer.
(8) Includes 30,006 shares held by Mr. Sussman's wife and 7,200 shares held by trusts of which Mrs. Sussman is a co-trustee, as to which beneficial ownership is disclaimed.

                  INFORMATION ABOUT THE BOARD OF DIRECTORS,
                   COMMITTEES OF THE BOARD OF DIRECTORS AND
                             DIRECTORS' COMPENSATION

      The Board of Directors maintains an Audit Committee, a Compensation Committee and an Executive Committee. The Company does not have a standing nominating committee or any committee performing similar functions.

      The members of the Audit Committee are Ms. Hatten-Butler, (Chairman) and Messrs. Bookshester and Wish. The Audit Committee's primary function is to assist in fulfilling the Board's functions relating to the Company's financial statements, the scope of the audit, any comments made by the independent public accountants upon the financial condition of the Company and its accounting controls and procedures and such other matters as the Committee deems appropriate. The Committee held two meetings during the last fiscal year.

      The Compensation Committee is comprised solely of directors who are not employees of the Company. The Compensation Committee held two meetings during the last fiscal year. The function of the Committee is to make recommendations to the Board of Directors with respect to the compensation of executive officers of the Company and the granting of stock options to selected key employees. The members of the Compensation Committee are Messrs. Wish (Chairman), Bookshester and Sussman.

      The members of the Executive Committee are Messrs. Wish (Chairman), Cicala and Robert K. Meltzer. The Executive Committee has and may exercise all of the authority of the Board of Directors with respect to the management of the Company's business, except with respect to certain specified matters that by law, the Restated Certificate of Incorporation or By-Laws must be approved by the entire Board of Directors. All actions taken by the Executive Committee were ratified unanimously by the full Board of Directors. The Committee held nine meetings during the last fiscal year.

      Certain Director fees are paid in shares of the Company's Common Stock. The Annual Fee ($8,000) and the fee for the first four meetings ($1,500 per meeting) of the Board of Directors are paid in the Company's Common Stock based upon the market price at date of issuance. Additionally, directors may elect to receive compensation in shares of stock or in cash for the meetings of the Board of Directors in excess of four meetings and for all Committee meetings ($1,000.00 per meeting). In addition, a cash payment of 35 percent of the value of shares issued is paid to each director to offset income taxes payable as a result of the issuance of shares. Directors are reimbursed for expenses incurred by them on behalf of the Company. Directors who are also employees of the Company receive no additional compensation for serving on the Board of Directors.

      Pursuant to the Evans, Inc. 1994 Stock Option Program, on May 10, 1994, each director of the Company who was not otherwise an officer or employee of the Company, or its subsidiaries or affiliates, was granted a nonstatutory option to purchase 10,000 shares of Common Stock, having an exercise price of $3.50 per share, which was the fair market value of the shares on the date of grant. Any person who initially becomes a director after May 9, 1994 and who is not otherwise an officer or employee of the Company, or its subsidiaries or affiliates, shall automatically be awarded a grant of nonstatutory options to purchase 10,000 shares of Common Stock, having an exercise price per share equal to the fair market value of the shares as of the date such person becomes a director. All such options expire ten years after the date of grant and are immediately exerciseable.

      The Board of Directors met five times during the fiscal year ended February 28, 1998. Each director attended 100% or all of the meetings of the Board of Directors and of the Committees on which he or she served.

      Mr. David B. Meltzer did not receive Director's fees; however, he received $75,000 in salary from the Company during fiscal 1998 for serving as Chairman of the Board of Directors. Mr. Meltzer's other compensation includes $2,520 as the dollar value of insurance premiums paid with respect to term life insurance.

      The Company, on April 27, 1998, entered into a Consulting Agreement with Mr. Wish for a three year period ending December 31, 2000. He has agreed to provide consulting and advisory services to the Company and its subsidiaries with respect to the development of overall strategy for the operations of the Company and its subsidiaries. The Consulting Agreement provides for a fee of 144,000 shares of Evans Common Stock, a non-statutory Stock Option to acquire 100,000 shares of Evans Common Stock at an exercise price equal to the market price of the Common Stock on the date the Consulting Agreement was approved by the Company's Board of Directors and for reimbursement of all reasonable expenses in connection with performance of his services. In addition, Mr. Wish receives $1,000 per month as a draw against any expenses he may incur. The Stock Option expires December 31, 2008, and is exercisable in three equal installments on each December 31 during the consulting period. If Mr. Wish dies or is disabled during the term of the Consulting Agreement up to 96,000 shares will be returned to the Company.

Section 16 (a) Beneficial Ownership Reporting Compliance

      Section 16 (a) of the Securities and Exchange Act of 1934 requires the Company's officers, directors and greater than 10% stockholders to file certain reports with respect to beneficial ownership of the Company's equity securities. Based on information provided to the Company by each director and executive officer, the Company believes all reports to be filed in fiscal 1998 were timely filed.

                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

      The following table discloses compensation received by the Company's Chief Executive Officer and the other persons serving as the next most highly paid executive officers for the three fiscal years ended February 28, 1998, and the Company's former Chief Executive Officer.

                                                Long-Term
                     Annual Compensation (1)  Compensation
                                                Awards
                                              Securities
Name and                                      Underlying           All Other
Principal Position     Year       Salary      Options (#)       Compensation (2)

Robert K. Meltzer      1998      $190,000       ----               672
  President and CEO    1997       186,250       ----               655
                       1996       175,000      50,000              326

John A. Sarama         1998      $150,000       ----               557
  Vice President,
  Operations           1997       140,914       ----               326
                       1996       125,000      20,000              326

William E. Koziel      1998      $120,000       ----               211
  Vice President,
  Finance              1997       117,938       ----               211
                       1996       105,271      10,000              211

Samuel B. Garber       1998      $115,000       ----              2246
  Vice President,      1997       115,000       ----              2246
  General Counsel and  1996       110,000      75,000             2246
  Secretary

Patrick J. Regan (3)   1998      $245,000       ----               557
  Former President and 1997       244,992       ----               557
  Chief Executive
  Officer              1996       175,000    100,000               557

(1)The dollar value of perquisites and other personal benefits for each of the named officers was less than the established reporting thresholds. No bonuses have been paid for the periods presented.

(2)"All Other Compensation" only includes the dollar value of insurance premiums paid with respect to term life insurance.

(3)Mr. Regan resigned as President and Chief Executive Officer in November, 1997 but remains as a consultant to the Company. His options expired without being exercised.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR END OPTION VALUES

      Set forth in the following table is information concerning unexercised options held by the named executive officers at the end of the fiscal year ended February 28, 1998. No named executive officer exercised any stock options during fiscal year 1998.


                       Number of Securities        Total Value of Unexercised
                  Underlying Unexercised Options      In-The-Money Options
                     at February 28, 1998(#)        Held at February 28, 1998
Name              Exercisable    Unexercisable    Exercisable     Unexercisable

Robert K. Meltzer    50,000          -0-              -0-              -0-

John A. Sarama       20,000          -0-              -0-              -0-

William E. Koziel    10,000          -0-              -0-              -0-

Samuel B. Garber     75,000          -0-              -0-              -0-

Patrick J. Regan      -0-            -0-              -0-              -0-

         COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      During 1998, the Compensation Committee of the Board of Directors included Mr. Harold Sussman, who was formerly an officer of the Company.


           COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Compensation Committee of the Board of Directors (the Committee), which is composed of three outside Directors, none of whom is presently an officer or employee of the Company or any of its subsidiaries, has provided the following report on executive compensation.

Compensation Philosophy

      The Committee believes that corporate performance and, in turn, shareholder value will be enhanced by a compensation system which supports and reinforces the Company's key operating and strategic goals while aligning the financial interest of the Company's executive officers with those of the shareholders. The Company utilizes both short-term and long-term incentive compensation programs to achieve this objective. These programs are tied to store, regional, departmental and Company-wide business goals as well as individual goals. For executive officers, the Company relies on an annual incentive program and stock option program to align the executives' financial interest with those of its shareholders.

Components of the Compensation Program

      The Company's compensation program for executive officers consists of a base salary, an annual incentive bonus program and a stock option program, all of which are tied to the Company's success in achieving financial and strategic performance goals. The Company's performance goals are proposed by management and are approved by the Board of Directors of the Company as part of the Company's budgeting process.

Base Salary

      Each year, the Committee reviews proposals by the Company's Chief Executive Officer ("CEO") for annual base salary for the executive officers other than the CEO. In evaluating the CEO's proposals, the Committee considers
(1) the individual executive officer's performance including evaluations thereof provided by the CEO and (2) the Company's performance in relation to its performance goals, which includes pre-tax earnings.

Bonus Opportunities

      The Company's revised Bonus Program provides for cash bonus awards based upon the achievement of Company performance goals designated at the beginning of each fiscal year. Consequently, if the performance goals are not met, no bonus is payable. The current bonus program includes only objective performance goals that preclude individual discretion, and does not include personal performance as one of the performance-based criteria for the senior executives of the Company. No cash bonuses were paid to executive officers for the fiscal years 1996, 1997 and 1998.


Long-Term Stock Related Incentives

      The Company also has a long-term incentive program consisting of a stock option program under which the Committee reviews and recommends proposed grants of long-term incentive compensation in the form of stock options. The Committee considers stock options to be an important means of insuring that senior executives maintain their incentive to increase the profitability of the Company and the value of the Company's stock. Whether a grant will be made to an executive officer, and in what amount, is determined by the subjective evaluation of the executive's ability to influence the Company's long-term growth and profitability. Because the value of stock options is entirely a function of the value of the Company's stock, the Committee believes that this component of the Company's compensation arrangement aligns the interest of the senior executives with those of the Company's shareholders. The Committee granted no options to executive officers during the fiscal year ended February 28, 1997.

Chief Executive Officer's Compensation

      Patrick J. Regan's compensation as Chief Executive Officer until his resignation effective October 28, 1997, was structured in a manner consistent with the guidelines described above. In order to provide for a smooth transition, Mr. Regan entered into a Consulting Agreement with the Company that provided for, among other things, the payment of his compensation for the remainder of the fiscal year.

      Prior to his election as Chief Executive Officer effective November 3, 1997, Robert K. Meltzer's compensation as Executive Vice President was structured in accordance with the Executive Compensation Policy discussed above. Upon his election as Chief Executive Officer, the Committee determined Mr. Meltzer's compensation as Chief Executive Officer in a manner consistent with the guidelines described above. With respect to bonus opportunity the Committee evaluated the Company's performance with regard to its stated budget and financial goals that were established at the time of Mr. Meltzer's election as Chief Executive Officer and also evaluated Mr. Meltzer's personal performance in view of the goals established for him in consultation with the Committee. The Committee determined that while Mr. Meltzer did meet his personal performance goals, because the Company did not meet the performance goals, no bonus would be paid to Mr. Meltzer

Administration of Compensation Programs

      The Committee oversees all compensation programs for senior management and reviews and approves certain plans and programs for other employees. The Committee reviews management recommendations and ultimately determines levels of base salary, annual performance-based bonus payments and stock option grants for all executives.

      The Committee also considered the effect of Internal Revenue Code Section 162(m), which imposes a $1 million limit per year on the corporate tax deduction for compensation paid or accrued with respect to the top five executives of a publicly-held corporation. Performance-based compensation that meets certain requirements will not be subject to this deduction limit. The Committee will continue to monitor the impact of the Section 162(m) limit and to assess various alternatives to minimize or eliminate any loss of tax deductions in future years, provided the alternatives are consistent with the objectives of the Company's executive compensation program.

                                          COMPENSATION COMMITTEE

                                          Ernest R. Wish, Chairman
                                          Dennis S. Bookshester
                                          Harold Sussman

Stock Price Performance Graph

      The Stock Price Performance Graph set forth below compares the cumulative total stockholder return on the Common Stock of the Company for the five-year period beginning February 28, 1993 and ending February 28, 1998, with the cumulative total return on the S&P 500 and a peer group index of Apparel Specialty Chains over the same period (assuming the investment of $100 in the Company's Common Stock, the S&P 500 and a peer group index on February 28, 1993, reinvestment of all cash dividends and equalization of stock splits and dividends).






























                                                Cumulative Total Return
                                          2/93  2/94  2/95  2/96  2/97  2/98

Evans, Inc................................100   115     50    42    31    44
Peer Group................................100    87     96    51    60    48
S&P 500...................................108   116    157   198   267   100

The Company's peer group is comprised of four other apparel specialty chains:
Ann Taylor Stores Corporation, Cache Inc., Deb Shops Inc. and Gantos Inc. Frederick's of Hollywood Inc., an original member of the peer group was acquired by Knightsbridge Capital on September 30, 1997.

              RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

      The Board of Directors has appointed Coopers & Lybrand LLP, who has served as the Company's independent auditors since 1962, to audit the financial statements of the Company for the fiscal year ending February 27, 1999 and proposes that stockholders approve such appointment. The Company expects a representative of Coopers & Lybrand LLP to be present at the Annual Meeting with the opportunity to make a statement if he so desires and to be available to respond to appropriate questions. The affirmative vote of the holders of a majority of the shares represented in person or by proxy at the meeting is required to ratify the selection of Coopers & Lybrand LLP.


PROPOSALS OF STOCKHOLDERS FOR 1998 ANNUAL MEETING

      Stockholder proposals may be submitted for inclusion in EVANS 1999 proxy material after the 1998 Annual Meeting but no later than 5 p.m. CST on February 28, 1999. Proposals must be in writing and sent via registered, certified or express mail to : Office of the Secretary, Evans, Inc., 36 South State Street, Chicago, IL 60603. Facsimile or other forms of electronic submissions will not be accepted.


FINANCIAL STATEMENTS

      The Annual Report of the Company for the fiscal year ended February 28, 1998, is enclosed herewith but does not constitute a part of the proxy soliciting material.

OTHER MATTERS

      Management knows of no other matters which may be brought before the Annual Meeting. However, if any other matter is presented to the Meeting on which a vote properly may be taken, the persons named in the enclosed proxy will vote thereon in accordance with their best judgment.

      The enclosed proxy is solicited by the Board of Directors of the Company. The cost of solicitation will be borne by the Company. In addition to the solicitation of proxies by mail, directors, officers or employees of the Company may solicit proxies personally or by telephone or telegraph, and the Company may request persons holding stock in their names or names of their nominees to obtain proxies from and send proxy material to their principals and will reimburse such persons for their expenses in doing so.

      To help assure a quorum at the Annual Meeting, please sign and mail the enclosed proxy promptly in the envelope provided. The signing of the proxy will not prevent your attending the Meeting and voting in person, should you desire. All stockholders are cordially invited to attend the Meeting.

                                          By Order of the Board of Directors

                                                Samuel B. Garber
                                                  Vice President
                                            General Counsel and Secretary

Chicago, Illinois
June 18, 1998